                                                                    Exhibit 5.1

                                          December 3, 1996

Astea International Inc. 455 Business Center Drive Horsham, PA 19044

  Re: Astea International Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

  I am the Vice President and General Counsel to Astea International, Inc., a Delaware corporation (the "Company"), and have advised the Company in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 233,236 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be sold by certain former stockholders (the "Selling Stockholders") of Abalon AB ("Abalon"). The Shares were issued to the Selling Stockholders in connection with the Company's acquisition of Abalon on June 20, 1996.

  I have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that I have deemed necessary or appropriate.

  Based upon and subject to the foregoing, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                       Very truly yours,

                                       CAESAR J. BELBEL
                                       Vice President and General Counsel